UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     August 2, 2005

BALLY TOTAL FITNESS HOLDING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-27478	36-3228107

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8700 West Bryn Mawr Avenue, Chicago, Illinois	60631

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code     (773) 380-3000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

BALLY TOTAL FITNESS HOLDING CORPORATION
FORM 8-K
Current Report

Item 8.01	Other Events.

On August 4, 2005, Bally Total Fitness Holding Corporation (“Bally” or “Company”) issued a press release announcing that a Federal District Court in the Northern District of Illinois confirmed a previously disclosed arbitration award of approximately $14.3 million and entered a judgment against the Company. The matter relates to a contractual dispute arising from a program of transferring membership receivables balances into a credit card program.

Bally does not believe the judgment would result in a default under its $275 million secured credit facility unless it remains unsatisfied 30 days from the entry of the judgment. Additionally, Bally does not believe the judgment would result in a default under the indentures governing its 10-1/2% Senior Notes due 2011 and its 9-7/8% Senior Subordinated Notes due 2007 unless it remains unsatisfied for 60 days from the entry of the judgment or an enforcement proceeding is commenced with respect to the judgment, which under the applicable federal rules could occur as early as August 12, 2005.

The press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits

99.1	Press release dated August 4, 2005 announcing a Federal Court decision to uphold a previously disclosed arbitration award against Bally.

           Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

BALLY TOTAL FITNESS HOLDING CORPORATION

Registrant

Dated: August 5, 2005	/s/ Marc D. Bassewitz

Marc D. Bassewitz
Senior Vice President, Secretary and General Counsel